STERLING SUGARS, INC.
                                P.  O. BOX 572
                           FRANKLIN, LOUISIANA 70538


                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS


  The Annual Meeting of Stockholders of Sterling Sugars, Inc. will be held in the Conference Room, St. Mary Parish Library, 206 Iberia Street, Franklin Louisiana, on Thursday, November 30, 2000 at 10:00 a.m. for the following purposes:

        1. Election of directors to serve for one year or until their successors are elected and qualified.

        2. Transaction of such other business as may properly come before the meeting or any adjournments thereof.

  The close of business on October 6, 2000 has been fixed as the record date for determining stockholders entitled to notice of and to vote at the meeting.
                                          By order of the Board of Directors



                                          J. Patout Burns, Jr.
                                          Secretary
  Franklin, Louisiana
  November 15, 2000

 YOUR VOTE IS IMPORTANT

  Whether or not you expect to attend the meeting, please mark, date, sign and promptly return the enclosed proxy in the accompanying envelope, which requires no postage if mailed in the United States. You may, of course revoke your proxy and vote in person.

                             STERLING SUGARS, INC.
                                 P. O. BOX 572
                           Franklin, Louisiana  70538


                                PROXY STATEMENT

        The enclosed proxy is solicited by the Board of Directors of Sterling Sugars, Inc. ("the Company") for use at the Annual Meeting of Stockholders to be held at 10:00 a.m. on November 30, 2000 at the St. Mary Parish Library Conference Room, 206 Iberia Street, Franklin, La. and at any adjournments thereof. If properly and timely completed and returned, the proxy will be voted in the manner you specify thereon. If no manner is specified, the proxy will be voted for election of the nominees for director hereinafter named.

	The proxy may be revoked at any time before it is voted and you may vote in person if you attend the meeting.

	The cost of soliciting proxies will be borne by the Company. In addition to use of the mails, proxies may be solicited by telephone and personal contacts.

	It is expected that this proxy statement and related materials will first be mailed to stockholders on or about November 15, 2000.

                           STOCKHOLDERS' PROPOSALS

	In order for proposals by stockholders to be considered for inclusion in the proxy and proxy statement relating to the year 2001 Annual Meeting of Stockholders, such proposals must be received at the Company's principal executive office no later than June 30, 2001.

                              VOTING SECURITIES

        Only stockholders of record as of the close of business on October 6, 2000 are entitled to vote at the meeting. At that time, 2,500,000 shares of the Company's Common Stock (being the Company's only class of authorized stock) were outstanding. Each share is entitled to one vote.


















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

                            ELECTION OF DIRECTORS

     In accordance with the Company's by-laws, seven directors are to be elected at the annual meeting to serve a term of one year from November 30, 2000 or until their successors are elected and qualified. The election of directors shall be determined by a majority of the votes actually cast, and the abstention or failure of any stockholder to vote will not affect this determination. Each shareholder is entitled to one vote per share. The Board of Directors recommends a vote for all the director nominees listed below. Unless you specify otherwise, proxy holders will vote for election of the management nominees named below. Should any of the nominees become unavailable for election, which is not anticipated, proxy holders may, in their discretion, vote for other nominees recommended by the Board.

     The following table lists the nominees for election as director and shows as of September 30, 2000, the beneficial ownership (as determined in accordance with Rule 13d-3 of the Securities and Exchange Commission) of the Company's outstanding common stock by each nominee and by all directors and executive officers as a group:

                                        First    Shares
                                       Elected Beneficially    Percent of
            Name               Age     Director  Owned (1)        Class
  ---------------------------------------------------------------------------
  Bernard E. Boudreaux, Jr.     63       1996       1,000            *
  Dr. James Patout Burns, Jr.   60       1994   1,547,478(2)       61.90%
  Craig P. Caillier             38       1996         100            *
  Peter V. Guarisco             72       1986     511,531(3)       20.46%
  Victor Guarisco, II (4)       36       1992      18,990            *
  Rivers Patout  (5)            35       1994         100            *
  William S. Patout, III        68       1997         100            *

  All directors and named
  executive officers as a group                 2,079,299          83.17%
  ---------------------------------------------------------------------------
  *Less than 1%

  (1) Based on information furnished by nominees. Includes direct and indirect ownership and unless otherwise indicated includes sole voting and investment power with respect to reported holdings.
  (2) Includes shared voting and investment power with respect to 1,546,978 shares owned by M. A. Patout & Son, Ltd.
  (3) Mr. Guarisco's reported holdings reflect shared voting and investment power with respect to 143,100 shares owned by Hellenic, Inc. and 204,431 shares owned by Capital Management Consultants, Inc. Mr. Guarisco disclaims beneficial ownership of such shares.
  (4) Peter V. Guarisco is the father of Victor Guarisco, II.
  (5) William S. Patout, III is the father of Rivers Patout.
  (6) See "Information Concerning Management - Executive Officers".







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

Business Experience of Directors
--------------------------------

     The following paragraphs describe all Company offices held by nominees and their principal occupations for the last five years.

     Bernard E. Boudreaux, Jr. is Chairman of the Board and general counsel of the Company and formerly District Attorney, Sixteenth Judicial District of Louisiana.
     Dr. James Patout Burns, Jr., Secretary of the Company, is the Edward A. Malloy Professor of Catholic Studies at Vanderbilt Divinity School, Nashville, Tennessee. Dr. Burns was formerly Thomas and Alberta White Professor of Christian Thought and Chair of the Program in Religious Studies at Washington University, St. Louis, Missouri.
     Craig P. Caillier, President and Chief Executive Officer of the Company. Peter V. Guarisco is Chairman of the Board and President of Hellenic,
  Inc., a privately owned company having diverse business interests, Morgan City, Louisiana.
     Victor Guarisco, II is President of Cottonwood, Inc., a privately owned real estate management and development company, Morgan City, Louisiana.
     Rivers Patout is Vice President for Property Development of the Company and Assistant General Manager of M. A. Patout & Son, Ltd., Jeanerette, Louisiana.
     William S. Patout, III is President and Chief Executive Officer of M. A. Patout & Son, Ltd., Jeanerette, Louisiana.

Directors' Compensation
-----------------------
        Directors, excepting the President & CEO, receive an annual retainer of $5,000 and an attendance fee of $500 per meeting plus reimbursement for travel and related expenses incurred in attending board and committee meetings.

Compensation Policies of the Board of Directors
-----------------------------------------------

	The Board of Directors does not have a compensation committee and executive compensation determinations are made by the entire Board. Mr. Caillier's compensation is based on his performance and the overall profitability of the Company, as well as the Board's forecasted future performance as determined in the best judgment of the Board. Mr. Caillier's compensation is not directly tied to one specific factor such as an increase in the price of the Company's stock, return on equity or net profit and there are no specific formulas used in the calculation of compensation.

Committees of the Board
------------------------

    The Company has no standing nominating or compensation committees or committees performing similar functions. The Company's Audit and Ethics Committee is empowered to engage and evaluate the performance of the Company's public accountants and review year-end and other financial statements when appropriate. The Committee, which consisted of Messrs. Boudreaux, R. Patout and P. Guarisco, did not meet during fiscal 2000.



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

Meetings of the Board of Directors
----------------------------------

    Three meetings of the Board of Directors were held during the last fiscal year. All directors attended all meetings with exception of one meeting missed by Mr. Victor Guarisco.

        The following table provides information as of September 30, 2000 concerning each stockholder known by the Company to be the beneficial owner (as determined by Rule 13d-3 of the Securities and Exchange Commission) of more than five percent (5%) of its outstanding stock:

   Name and Address of               Shares Beneficially       Percent of
    Beneficial Owner                      Owned (1)               Class
  ---------------------------------------------------------------------------

  M. A Patout & Son, Ltd.               1,546,978                 61.88%
  3512 J. Patout Burns Road
  Jeanerette, Louisiana  70544

  Peter V. Guarisco                       511,531(2)              20.46%
  P. O. Box 2588
  Morgan City, Louisiana 70380

  Capital Management Consultants, Inc.    204,431(2)               8.18%
  P. O. Box 2588
  Morgan City, Louisiana 70380

  Hellenic, Inc.                          143,100(2)               5.72%
  P. O. Box 2588
  Morgan City, Louisiana 70380
  ---------------------------------------------------------------------------

  (1) Based on information furnished by beneficial owners. Includes direct and indirect ownership and, unless otherwise indicated, also includes sole voting and investment power with respect to reported holdings.

  (2) Includes 143,100 shares owned by Hellenic, Inc. and 204,431 shares owned of record by Capital Management Consultants, Inc. Mr. Guarisco shares voting and investment power with respect to such shares. Mr. Guarisco disclaims beneficial ownership of these shares.
















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


                       INFORMATION CONCERNING MANAGEMENT

Executive Officers
------------------

     The table below sets forth the beneficial ownership of the named executive officers.
                                      Shares Beneficially
           Name                Age          Owned         Percent of Shares
  --------------------------------------------------------------------------
  Craig P. Caillier              38          100                 .004%
  Chief Executive Officer and
  Director
  --------------------------------------------------------------------------

Business Experience of Executive Officers
-----------------------------------------
      Craig P. Caillier, for five years prior to his association with the Company, was Assistant General Manager and Secretary/Treasurer of M. A. Patout & Son, Ltd., Jeanerette, La. Before his election as President and CEO of the Company, he was Senior Vice President and General Manager of the Company.

Executive Compensation
----------------------

       Mr. Caillier, the Company's President and Chief Executive Officer, became an executive officer of the Company in fiscal 1994. The following table sets forth information concerning Mr. Caillier's compensation during the Company's last three fiscal years.



                             Annual Compensation
                             -------------------

     Name and Principal                                     Other Annual
         Position         Year      Salary     Bonus        Compensation (1)
  ---------------------------------------------------------------------------
  Craig P. Caillier       2000      $90,000    $38,684           $3,861
  President and CEO       1999       86,033     28,684            3,442
                          1998       79,583     63,474            4,292
  ---------------------------------------------------------------------------
  (1) Company contributions to 401(k) savings plan.












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

	As amended in 1986, the Company's Retirement Plan provides benefits at retirement to full-time salaried and hourly factory employees and to full-time agricultural employees (other than those hired at age 60 or older) who are at least 21 years of age and have at least one year of service. Contributions to the plan, which are funded entirely by the Company, are computed on an actuarial basis. The plan classifies employees as agricultural and factory employees. Benefits for factory employees (a classification that includes the Company's executive officers) are determined by multiplying the employee's years of service by the sum of (i) .60 percent times Final Average Earnings up to Covered Compensation and (ii) 1.20 percent times
  Final Average Earnings in excess of Covered Compensation. The term "Covered Compensation" means the average annual earnings used to calculate the participant's social security benefit. This average covers his entire employment history including employment prior to employment by Sterling Sugars, if any), and assumes continued employment to age 65. It also assumes that, during each year of employment, the participant always earned the maximum amount subject to social security withholding (the Taxable Wage
  Base). Each year, the Plan's actuaries provide a table that determines the Covered Compensation level for participants reaching age 65 in each of the succeeding years. The Covered Compensation level increases over time (generally every year) as the Taxable Wage Base itself increases. As a result, Covered Compensation is relatively low for participants nearing the average retirement age of 65 and increases for younger participants. The actual final determination of a Participant's Covered Compensation amount is therefore made at the time of termination of employment or retirement.

        Mr. Caillier is 38 years old and has approximately six years of credited service. Set out below is a table that shows the estimated annual pension benefits for employees retiring at age 65 with varying years of credited service and final earnings.

                              Pension Table
                              -------------
                                            Years of Service
                                    ---------------------------------------
      Final Earnings                 10         15        20        25
    -----------------------------------------------------------------------
      $  50,000                     $  4,632 $  6,948  $  9,264  $  11,580
      $  75,000                        7,632   11,448    15,264     19,080
      $ 100,000                       11,632   15,948    21,264     26,580
    -----------------------------------------------------------------------
















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

      Effective February 1, 1992 the Company established the Sterling Sugars, Inc. Employee's Savings Plan and Trust for the benefit of all eligible full-time salaried and hourly employees and full-time salaried agricultural employees who are at least 21 years old and have completed at least one year of service with the Company. The Plan is referred to as a 401(k) retirement plan, a form of a defined contribution plan. Through elective deferrals, employees may contribute from one to six percent of their annual gross compensation into the Plan. The Company is obligated to match contributions to the extent of fifty percent of the first six percent of an employee's elective deferrals. Any additional Company contributions are discretionary. The Plan was amended effective February 1, 1994 to change eligibility requirements and investment election dates and to credit service for a related employer. Newly hired employees are now eligible to participate on the first day of the calendar month following completion of age and service requirements. Investment changes will be made effective April 1 instead of February 1 and October 1 instead of August 1 of each year. Credited service was also amended to include service with M. A. Patout & Son, Ltd., a related employer.

 Stock Performance Graph
 -----------------------

	The following graph presents the cumulative total return on the Company's common stock for the five year period ended July 31, 2000 compared to the cumulative total return assuming reinvestment of dividends for all stocks quoted on the NASDAQ Market Value Index. Because there is no published industry or line of business index comparable to Sterling, a peer group was selected based on similar publicly traded companies with market capitalization of $17.4 million to $17.5 million as of July 31, 2000. This peer group consists of the following five companies: Chad Therapeutics, Glasaire Industries, Multi-Color Corp, Ridgewood Financial, Inc. and The Unimark Group, Inc.

     Year        Sterling        NASDAQ         Peer Group
    ------------------------------------------------------
     1995          100            100              100
     1996          121            140              260
     1997          146            184              273
     1998          160            217              153
     1999          156            339               58
     2000          136            507               49
















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

Certain Transactions
---------------------

     On November 15, 1994, the Company entered into a technical service contract with M. A. Patout & Son, Ltd. ("Patout"). The contract provides that Patout will provide technical and engineering services to the Company in return for a fee equal to ten percent of the Company's net income before income taxes from the manufacture, production and sale of raw sugar and molasses each year, provided that net income from the foregoing exceeds $500,000. The agreement was to expire on January 31, 1999 but because of the change in the Company's fiscal year end, the agreement was extended to July 31, 1999. The agreement also provides Patout an option to acquire 50,000 shares of treasury stock owned by the Company on or before December 31, 1998, at a price of $3.25 per share. Patout exercised its option on April 12, 1995 and acquired 50,000 shares of treasury stock for $162,500. There was no technical service fee due for the year ended July 31, 2000 or July 31, 1999.

     Mr. Bernard E. Boudreaux, Jr., Chairman of the Board of the Company, served in fiscal 2000 and will serve in fiscal 2001, as general counsel for the Company on a retainer basis.

Other  Information
------------------

     Persons who are directors or executive officers of the Company, and persons who beneficially own more than 10% of the Company's common stock, are required to file with the Securities and Exchange Commission periodic reports of changes in their ownership of the Company's stock. Based solely on a review of the forms furnished to the Company pursuant to the rules of the Securities and Exchange Commission, such persons complied with the filing requirements during the last three fiscal years of the Company except M. A. Patout & Son, Ltd. was late filing four reports covering nine transactions, and Mr. Boudreaux was late in filing Form 3.

                            INDEPENDENT ACCOUNTANTS

    It is anticipated that Broussard, Poche, Lewis & Breaux, will be asked to serve as the Company's independent public accountants for the fiscal year ending July 31, 2001. A representative of the firm is expected to be present at the annual meeting and to be available to respond to appropriate questions. He will have the opportunity to make a statement if he desires.

                                 OTHER MATTERS

    The matters to be acted upon at the Annual Meeting of Stockholders are set forth in the accompanying notice. The Board knows of no other business to come before the meeting, but if other matters requiring a vote are properly presented to the meeting or any adjournments thereof, proxy holders will vote, or abstain from voting hereon in accordance with their best judgment.

                                       By Order of the Board of Directors



                                       J. Patout Burns, Jr.
                                       Secretary

STERLING SUGARS, INC.                  (Solicited by the Board of Directors)
        The undersigned hereby appoints J. Patout Burns, Jr., Craig P. Caillier and Peter V. Guarisco and each of them, proxies with full power of substitution, to represent and vote all shares of Common Stock of Sterling Sugars, Inc. which the undersigned is entitled to vote at the Annual Meeting of Stockholders of said corportation to be held in the Conference Room, St. Mary Parish Library, 206 Iberia Street, Franklin, Louisiana on Monday, November 30, 2000 at 10:00 a.m. and at any adjournment thereof (1) as hereinafter specified upon the election of directors and (2) in their disretion upon such other business as may properly come before the meeting or any adjournment thereof.

   A VOTE FOR THE FOLLOWING NOMINEES IS RECOMMENDED BY THE BOARD OF DIRECTORS

 1. Election of Directors

 For all nominees listed below ______Withhold authority to vote for all nominees listed below________
(Except as indicated to the contrary below)

	Bernard E. Boudreaux, Jr., Dr. J. Patout Burns, Jr., Craig P. Caillier, Peter V. Guarisco, Victor Guarisco, II, Rivers Patout and William S. Patout, III

  INSTRUCTION:

	 (To withhold authority to vote for any individual nominee, write that nominee's name in the space provided below)
 ___________________________________________________________________________

	       CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

























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

 When properly executed and returned, this proxy will be voted in the manner specified. If no manner is specified, the shares represented hereby will be voted for election of the nominees named on the reverse hereof.

                                      DATE____________________________,2000


				      _____________________________________
					SIGNATURE OF HOLDER

				      NOTE: Please sign as your name appears
				      hereon. When signed as attorney-in-fact executor, administrator, trustee or guardian, please give your full title as such. If a corporation, please sign in full corporate name by authorized officer. If a partnership, please sign in full partnership name by authorized person.

 PLEASE MARK, DATE, SIGN AND RETURN YOUR PROXY IN THE ENCLOSED ENVELOPE WHICH
	      REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES


































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